Exhibit 10.8
Ally Financial Inc.

Ally Financial Inc.
500 Woodward Avenue, MC : MI-01-08-HR Detroit, MI 48226

<DATE>

<NAME>

Re: Ally Financial Inc. Incentive Compensation Plan Award – Key Contributor Stock Unit Award

Dear <FIRST NAME>:

1.You have been granted an Award under the Ally Financial Inc. Incentive Compensation Plan (the “Plan”). A copy of the Plan is included on the Shareworks website or such other website as may be designated by the Company. Capitalized terms not defined in this Award Agreement will have the meaning set forth in the Plan.

2.Your Award is granted to you as a matter of separate inducement and is not in lieu of salary or other compensation for your services. By accepting this Award, you consent to any and all Plan amendments, vesting restrictions, and revisions to any other term or condition of this Award Agreement that may be required to comply with federal law or regulation governing compensation, whether such amendments, restrictions, or revisions are applied prospectively or retroactively to this or prior Awards. By accepting this Award, you also acknowledge and agree that it is subject to all of the requirements set forth in the Enterprise Compensation Policy and that you are subject to all of the restrictive covenants set forth in Section 13 of the Plan (i.e., non-solicit, confidentiality, non-disparagement).

3.Your Award is being made in the form of Restricted Stock Units. Your Award is comprised of the following:

Grant Date: [INSERT]
Total Award: [INSERT]

Vest Schedule – Share Units (KCSU)
Vest Date(s)	Vest Quantity
[INSERT: date(s)]	[INSERT: #]
[INSERT: total #]

4.This Award Agreement will become effective after you have electronically accepted it via the Shareworks website or such other website as may be designated by the Company. If you do not accept this Award Agreement within 45 days of notification, you will be deemed to have rejected the Award and this Award Agreement will be null and void and without any further force or effect.

5.The Plan provides the Company with discretion to determine whether your Award will be settled in the form of Shares, cash, other Awards, other property, net settlement, or any combination thereof. It is currently the Company’s intention that your Award will be settled in [INSERT]. Subject to the requirements of any federal laws or regulations and Company policies that govern compensation, see paragraph 2 above, your Award will vest and be settled as soon as practical after the date(s) noted above. If and when a change to the vesting date(s) noted above is required, you will be notified in writing.

Exhibit 10.8
Ally Financial Inc.

6.If on the Grant Date you are considered a material risk taker (“MRT”), in connection with regulatory guidance and in support of its corporate governance principles, to the extent that any portion of the Award remains unpaid, the Company reserves the right to adjust downward the amount of this Award without your consent to reflect adverse outcomes attributable to inappropriate, excessive, or imprudent risk taking in which you participated and which was the basis for this Award. Your Award is also subject to cancellation, recovery, forfeiture, or repayment consistent with any applicable Company policy, including the Company’s recoupment policy contained in the Enterprise Compensation Policy and the Ally Financial Inc. Requirements for the Recovery of Erroneously Awarded Incentive-Based Compensation under New York Stock Exchange Listing Standard 303A.14.

7.[If your employment is terminated by the Company or an Affiliate without Cause, then any unvested tranches of your Award will vest and be paid as determined by the schedule above. Additionally, Section 11(c)(i)’s special vesting provision relating to a Termination of Service by reason of Retirement will not apply to your Key Contributor Stock Unit Award (i.e., your age and service will not be a factor in determining whether your award vests). Otherwise, Section 11 of the Plan governs the effect of a Termination of Service on your Award.]

8.[If the Company pays a dividend on Shares prior to the vesting date(s), you will be entitled to a dividend equivalent payment in the same amount as the dividend you would have received if you held the number of Shares, if any, as earned and vested as of the vesting date(s). These dividends will vest and be paid to you on the Settlement Date (or such other vesting and settlement date applicable under this Award), subject to the vesting of your Award. No dividends or dividend equivalents will be paid to you with respect to any portion of your Award that is canceled or forfeited. The Company will decide on the form of payment and may pay dividends or dividend equivalents in Shares, in cash or in a combination thereof, subject to applicable law.] [The KCSUs do not include any entitlement to a dividend equivalent payment.]

9.The restrictions in Section 13(a) of the Plan on your ability to solicit any client, customer, or employee of Company or any Affiliate for [INSERT: restricted period] following your Termination of Service is grounded in the Company’s or its Affiliates’ significant investment of time, effort, and expense in establishing client, customer, and employee relationships across the lines of business of Company and its Affiliates. As this applies to you, the scope of the restriction on your ability to solicit clients or customers of Company or any Affiliate will run commensurate with the scope of your responsibilities while employed by the Company or any Affiliate. That is, the terms “client or customer” as used in Section 13(a) (i.e., “(i) solicit any client or customer of the Company or any Affiliate with respect to a Competitive Activity”) mean those clients or customers (whether current or prospective): (i) with whom you had direct or indirect personal contact within the last [INSERT: restricted period] of your employment with the Company or any Affiliate; or (ii) about whom you learned confidential or proprietary information (including trade secrets) by virtue of your employment with the Company or any Affiliate during the last [INSERT: restricted period] of your employment. The term “solicit” also will include any communication or other interaction between you and a client or customer (whether current or prospective) that takes place to make sales to, perform services for, or otherwise further the business relationship with that client or customer (whether current or prospective). Notwithstanding Section 21 of the Plan, Section 13(a) is governed by [INSERT: state] law without regard to its conflict of laws provision. An action to enforce or seek damages for breach of Section 13(a) may only be brought in a federal or state court of competent jurisdiction in [INSERT: state].

10.By accepting this Award, you agree that (a) the Company and its Affiliates take reasonable measures to protect the secrecy of the Company’s and its Affiliates’ confidential and proprietary information, including but not limited to trade secrets, know-how, data, and other information that is not generally known or available outside of the Company and its Affiliates, and any information entrusted to the Company or any Affiliate by third parties in confidence, and that all of the Company’s and its Affiliates’ confidential and proprietary information is and will remain the sole and exclusive property of the Company and its Affiliates, and (b) except as expressly permitted under the Plan, you will not use or access for your own benefit or the benefit of others (including, without limitation, any future business venture or employer) or disclose or

Exhibit 10.8
Ally Financial Inc.

make available, directly or indirectly, to any third party, any of the Company’s or its Affiliates’ confidential or proprietary information, except as expressly authorized by an officer of the Company in writing.

11.By accepting this Award, you hereby assign and agree to assign to Ally Bank your full right, title, and interest in and to any and all intellectual property, industrial or other proprietary rights made, conceived, reduced to practice or learned by you (whether or not during normal business hours or on or off the Company's or any Affiliate’s premises) during the period of your employment with the Company or any Affiliate that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates, or that result from any work performed by you for the Company or any Affiliate or from the use of the Company's or its Affiliates’ confidential or proprietary information or the Company's or its Affiliates’ equipment, supplies, or facilities. Notwithstanding the foregoing, the assignment in this paragraph 11 will not apply to any invention that, pursuant to any applicable law or rule, is not subject to automatic or compelled assignment to an employer, including as provided by (a) Cal. Labor Code § 2870, (b) Kan. Stat. Ann. § 44-130, (c) Ill. Stat. Ch. 765 § 1060/2, (d) Minn. Stat. Ann. § 181.78, (e) N.J. Stat. Ann. § 34:1B-265, (f) N.Y. Lab. Law § 203-f(1), (g) N.C. Gen. Stat. Ann. § 66-57.1 and (h) Wash. Rev. Code Ann. § 49.44.140 (and this paragraph 11 will serve as notice of the terms of the laws specified herein). By accepting this Award, you agree to promptly deliver such documents and promptly perform such other acts as Ally Bank may reasonably request in connection with applying for, obtaining, perfecting, evidencing, sustaining, or enforcing the intellectual property, industrial or other proprietary rights assigned to Ally Bank under this paragraph 11.

12.By accepting this Award, you understand and acknowledge that your Award is subject to the rules under Internal Revenue Code Section 409A and Section 19 of the Plan, and agree and accept all risks (including increased taxes and penalties) resulting from Internal Revenue Code Section 409A.

13.Except as prohibited by any federal law or regulation that governs compensation, see paragraph 2 above, your Award is subject to and governed by the terms and conditions of this Award Agreement and the Plan. Nothing in this Award Agreement (including paragraph 10 above) or the Plan will (a) limit your rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority (excluding any disclosure of information that is protected from disclosure by any applicable privilege, including the attorney-client privilege or attorney work product doctrine), and you do not need the Company’s or any of its Affiliates’ permission to do so nor are you required to notify the Company or any Affiliate of a request for information from any governmental entity or self-regulatory authority that is not directed to the Company or any Affiliate or of your decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority, or (b) preclude you from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees. You are hereby notified the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. 1833 provides that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) to the individual’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal, and the trade secret is not disclosed except pursuant to court order.

14.By accepting this Award, you agree to abide by the terms and conditions of this Award Agreement and the Plan.

Exhibit 10.8
Ally Financial Inc.

Sincerely yours,

                                 Kathleen Patterson
                                Chief Human Resources and
Corporate Citizenship Officer
                                <DATE>

I HAVE READ THE PLAN DOCUMENT AND THIS AWARD AGREEMENT AND I ACCEPT THE AWARD REFERENCED ABOVE SUBJECT TO THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT AND THE ALLY FINANCIAL INC. INCENTIVE COMPENSATION PLAN.

###ACCEPTANCE_DATE###
Acceptance Date